Exhibit 3.2

ARTICLES OF AMENDMENT

OF

NATIVIS, INC.

Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act (the “Act”), the undersigned corporation hereby submits the following amendment to the Amended and Restated Articles of Incorporation of Nativis, Inc.

1. The name of the corporation is Nativis, Inc. (the “Corporation”).

2. Article I of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

“ARTICLE I. NAME

The name of this corporation is EMulate Therapeutics, Inc. (the “Corporation”).”

3. The date of adoption of these Articles of Amendment was February 20, 2019.

4. These Articles of Amendment were duly approved and adopted by the board of directors, and shareholder action was not required, in accordance with the provisions of RCW 23B.10.020.

5. These Articles of Amendment will be effective upon filing.

Dated: February 20, 2019.

NATIVIS, INC.

By:
Chris Rivera, President and CEO